UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

POMEROY IT SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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1020 Petersburg Road
Hebron, Kentucky 41048
(859) 586-0600

On October 13, 2009 we filed with the U.S. Securities and Exchange Commission a proxy statement relating to the special meeting of stockholders of our company to be held on November 11, 2009 at 9:00 a.m. local time, at the Cincinnati Airport Marriott, 2395 Progress Drive, Hebron, Kentucky 41048.  At the special meeting, our stockholders will be asked to consider and vote upon the following three proposals:

1.
a proposal to adopt the Agreement and Plan of Merger, dated as of September 25, 2009, which we refer to as the “Platinum merger agreement,” by and among our company, Project Skyline Intermediate Holding Corporation, which we refer to as “Parent,” Project Skyline Merger Corporation, a wholly owned subsidiary of Parent and which we refer to as “MergerSub”;

2.
a proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Platinum merger agreement at the time of the special meeting; and

3.	such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

If the Platinum merger agreement is adopted and the merger described in the Platinum merger agreement is completed, our company will become a wholly owned subsidiary of Parent, and each share of our common stock, other than as provided below, will be converted into the right to receive $6.50 in cash, without interest and less any applicable withholding taxes.  We refer to this consideration per share of common stock to be paid in the merger as the “merger consideration.”  The following shares of our common stock will not be converted into the right to receive the merger consideration in connection with the merger:  (1) shares held by any of our stockholders who are entitled to and who properly exercise appraisal rights under Delaware law; (2) shares we or our subsidiaries own; and (3) shares Parent or MergerSub own.

As disclosed in the proxy statement, on October 9, 2009, we were served with a purported class action lawsuit filed in the Commonwealth of Kentucky Boone Circuit Court against our company and our directors. Parent, MergerSub, Platinum Equity Capital Partners II, L.P. and certain of its affiliates and Hebron LLC were also named as defendants in the lawsuit.  The action was brought by Michael Hughes and alleges, among other things, that our directors are in breach of their fiduciary duties to stockholders in connection with our entering into the Platinum merger agreement.  We refer to this lawsuit as the “Hughes lawsuit.”

On November 4, 2009, our company, the other defendants named in the complaint and the plaintiff entered into a memorandum of understanding reflecting an agreement in principle to settle the Hughes lawsuit.  The memorandum of understanding is subject to customary conditions including completion of appropriate settlement documentation, completion of due diligence to confirm the fairness of the settlement, approval by the court, and consummation of the merger. If the settlement is consummated, the lawsuit will be dismissed with prejudice and the defendants and other released persons will receive from or on behalf of all record holders and beneficial owners of our company’s common stock on October 8, 2009 (the date that the Hughes lawsuit was filed) or on any later date through consummation of the merger, a release of all claims relating to the merger, the Platinum merger agreement and the transactions contemplated therein, other than rights provided to stockholders under Delaware law to seek appraisal of the value of their shares. Members of the purported plaintiff class will be sent notice of the proposed settlement, and a hearing before the court will be scheduled regarding, among other things, approval of the proposed settlement and any application by plaintiffs’ counsel for an award of attorneys’ fees and expenses. The settlement will not affect the amount of the merger consideration to be paid to our stockholders in connection with the merger.

Without agreeing that any of the claims in the Hughes lawsuit have any merit, we agreed, pursuant to the settlement terms, to make disclosures to supplement the information contained in the proxy statement dated October 13, 2009. The defendants in the lawsuit, including our company each have denied, and continue to deny, all liability with respect to the facts and claims alleged in the Hughes lawsuit.  Our directors expressly maintain that they complied with their fiduciary duties and the defendants do not admit that the proxy statement dated October 13, 2009 contains any inadequate disclosure or that any of the information set forth below is material or required by any applicable rule, statute, regulation or law.  The proposed settlement is not, and should not be construed as, an admission of wrongdoing or liability by any defendant.  The defendants in the lawsuit, including our company, believe the lawsuit is without merit and they entered into the memorandum of understanding solely to avoid the burdens and expense of further litigation.

* * *

The information set forth below supplements the proxy statement dated October 13, 2009 and should be read in conjunction with that proxy statement. All page references in the information set forth below refer to those contained in the proxy statement dated October 13, 2009, and capitalized terms used below shall have the meanings set forth in that proxy statement.

The following disclosure supplements the discussion in the section entitled “THE MERGER—Background of the Merger” concerning our company’s engagement of Houlihan Lokey.

Our company engaged Houlihan Lokey as a financial advisor to assist our board of directors in connection with its consideration of various alternatives to increase stockholder value. Although our company had previously engaged Extension Advisors for the same purpose, our board of directors believed that a large investment banking firm with experience and knowledge of our company’s industry, such as Houlihan Lokey, would be better able to assist our board of directors in its efforts to maximize stockholder value.  Subsequently, Extension Advisors’ engagement was terminated because the special committee did not believe Extension Advisors’ services were necessary in light of the services Houlihan Lokey was providing and the special committee and Extension Advisors had failed to reach agreement on compensation for Extension Advisors.

The following disclosure supplements the discussion on pages 38 and 39 concerning the special committee’s recommendation to our board of directors to approve the Hebron merger agreement on May 18, 2009.

The special committee recommended that our board of directors approve the Hebron merger agreement with a “go shop” provision in it because that provision would allow our company to solicit and respond to acquisition proposals from third parties despite our company entering into the Hebron merger agreement.

The following disclosures supplement the discussion in the section entitled “THE MERGER—Background of the Merger” of the proxy statement concerning Extension Advisors.

Extension Advisors did not conduct any analyses of our company’s value or any strategic alternatives at any time since February 2007 on behalf of or that were shared with our company.

Extension Advisors did not provide an opinion regarding the proposed transaction with Mr. Pomeroy on behalf of or that was shared with our company.

The following disclosure supplements the discussion on page 47 concerning the assessment by Mr. Pomeroy that our company's management may have interests in a transaction with Platinum Equity not shared by other shareholders, which assessment was conveyed by representatives of counsel for Mr. Pomeroy as one of the reasons why Mr. Pomeroy believed that Platinum Equity's proposal was not a superior proposal.

Our company’s management does not have interests in a transaction with Platinum Equity not shared by other stockholders other than as described in “The Merger—Interests of Our Executive Officers and Directors in the Merger.”

The following disclosure supplements the discussion on page 58 concerning the financial projections prepared by our management that Houlihan Lokey reviewed and relied upon in arriving at its opinion.

The projections provided to Houlihan Lokey for use in their financial analyses relating to the proposed merger were adjusted for use in that context to include estimated tax liabilities and other payments expected to be incurred as a result of the proposed merger and to exclude non-recurring charges. The adjustments were made so that analyses performed by Houlihan Lokey would reflect the estimated tax liabilities and other payments expected to be incurred as a result of the proposed merger and would exclude non-recurring charges. Our company’s management did not prepare, and consequently Houlihan Lokey did not consider, any differing cases of projections in connection with analyses underlying Houlihan Lokey’s opinion.

The following disclosure supplements the discussion on page 57 concerning the internal budgets our management generated to track the progress of and make projections for our company’s financial performance.

Our management has over the course of the past three fiscal years generated internal budgets to track the progress of and make projections for our company’s financial performance.  Over the course of each of the last three fiscal years our management has regularly revised downward the outlook reflected in its projections based on updated observations of our company’s performance during the subject period.  Management believes that the reasons for the downward adjustments included the various business factors discussed on page 17.  Management is not able to identify with precision or consistency the effects of any one or any group of factors on the particular outlook revisions for any individual period during the past three years. Houlihan Lokey’s analysis discussed on pages 58 to 65 reflected only management’s outlook as reflected in the projections provided to Houlihan Lokey at the time Houlihan Lokey performed such analysis.

The following sentence is added at the end of the first paragraph on page 65 under the section entitled “Discounted Cash Flow Analysis”.

The range of discount rates used to perform this analysis was determined in the same manner as the range of discount rates used to perform the discounted cash flow analysis reviewed by Houlihan Lokey with the special committee on June 20, 2009 but was based on information, including stock prices, available as of September 22, 2009.